EXHIBIT 99.1

ENGlobal Announces Expansion of Its Department of Defense Contract

Solidifies 10 Year Client Relationship

HOUSTON, Nov. 4, 2013 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related engineering and automation services, today announced that its wholly-owned subsidiary, ENGlobal Government Services, Inc. based in Tulsa, Oklahoma, has been awarded an additional delivery order on one of its existing multi-year contracts from the U.S. Department of Defense. The value of the award to ENGlobal from the Space and Naval Warfare Systems Center (SSC) Atlantic is estimated to be approximately $7.0 million.

As previously reported in July 2012, ENGlobal was awarded an indefinite-delivery/indefinite-quantity (ID/IQ), cost-plus/fixed-fee contract for technical and maintenance services for automated tank gauging and automated fuel handling equipment (AFHE). Under the scope of the new delivery order, ENGlobal expects to perform engineering and design services to maintain, repair, and/or rebuild the fuel handling equipment of the Naval Supply Fleet Logistics Command Center in Pearl Harbor, Hawaii.

"We are successfully being awarded a steady mix of business, including this delivery order by the U.S. Department of Defense," said Mr. William A. Coskey, P.E., Chairman and Chief Executive Officer of ENGlobal. "The Company is focused on improving the profit mix of its operations and maintaining overhead discipline. We are excited about our growth potential after recent divestitures, together with select project opportunities. We believe this strategy, plus our strong financial condition, puts us in a good competitive position going forward."

About Space and Naval Warfare Systems Center - Atlantic

As the Navy's Information Dominance systems command, Space and Naval Warfare Systems Center Atlantic designs, develops and deploys advanced communications and information capabilities for the warfighter. With more than 8,900 acquisition professionals located around the world and close to the fleet, the organization is at the forefront of research, engineering and support services that provide vital decision superiority for the warfighter. Please visit www.public.navy.mil/spawar for further information about SPAWAR.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and related project services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of advanced automation, control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering & Construction segment, ENGlobal's Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our successful execution of this project award and our receipt of prompt payment for the services we render to our client; (2) our ability to comply with the terms under the new credit facility; (3) our ability to achieve profitability and positive cash flow from operations; (4) our ability to collect accounts receivable and process accounts payable in a timely manner; (5) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services; (6) our ability to achieve our business strategy while effectively managing costs and expenses; (7) our ability to accurately estimate costs and fees on fixed-price contracts; (8) the effect of changes in the price of oil; (9) delays related to contract awards; (10) our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; (11) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations; (12) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies; (13) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors and competitive pricing pressure; and (14) the uncertainties of the outcome of litigation. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com